                                 EXHIBIT 10.41

________________________________________________________________________________


                              PURCHASE AGREEMENT


                                     AMONG


                              KFX INC., ("BUYER")

                                      AND

                          PEGASUS TECHNOLOGIES, LTD.,

                                      AND

                      THE LUCIER GROUP AND THE RADL GROUP
                                  ("SELLERS")


                        ------------------------------

                          DATED AS OF MARCH 23, 1998
                        ------------------------------


________________________________________________________________________________

                          ---------------------------
                               TABLE OF CONTENTS
                          ---------------------------

                                                                          Page
                                                                          ----

                            ARTICLE I DEFINITIONS

          ARTICLE II  PURCHASE AND SALE OF THE PERCENTAGE INTERESTS

Section 2.01.  PURCHASE AND SALE.......................................   4
Section 2.02.  PURCHASE PRICE..........................................   4
Section 2.03.  METHOD OF PAYMENT.......................................   4
Section 2.04.  ADDITIONAL CONSIDERATION................................   4
Section 2.05.  CLOSING.................................................   4
Section 2.06.  CLOSING DELIVERIES......................................   5
Section 2.07.  FURTHER ASSURANCES......................................   6
Section 2.08.  CONSUMMATION OF CLOSING.................................   6

          ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                            AND THE SELLING HOLDERS

Section 3.01.  ORGANIZATION EXISTENCE AND POWER........................   6
Section 3.02.  AUTHORIZATION...........................................   7
Section 3.03.  GOVERNMENTAL AUTHORIZATION..............................   7
Section 3.04.  EFFECT OF AGREEMENT ON THE COMPANY......................   7
Section 3.05.  CAPITALIZATION..........................................   7
Section 3.06.  SUBSIDIARIES............................................   8
Section 3.07.  FINANCIAL STATEMENTS....................................   8
Section 3.08.  ABSENCE OF CERTAIN CHANGES..............................   8
Section 3.09.  NO UNDISCLOSED LIABILITIES..............................   9
Section 3.10.  RELATED PARTY TRANSACTIONS..............................   9
Section 3.11.  MATERIAL CONTRACTS......................................   9
Section 3.12.  LITIGATION..............................................  11
Section 3.13.  COMPLIANCE WITH LAWS AND COURT ORDERS; NO DEFAULTS......  11
Section 3.14.  PROPERTIES..............................................  11
Section 3.15.  PRODUCTS................................................  12
Section 3.16.  INTELLECTUAL PROPERTY...................................  13
Section 3.17.  INSURANCE COVERAGE......................................  15
Section 3.18.  LICENSES AND PERMITS....................................  15
Section 3.19.  INVENTORIES.............................................  15
Section 3.20.  LOANS, NOTES, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE..  15
Section 3.21.  PROJECTIONS.............................................  15
Section 3.22.  FINDERS' FEES...........................................  16
Section 3.23.  EMPLOYEES...............................................  16
Section 3.24.  LABOR MATTERS...........................................  16
Section 3.25.  ENVIRONMENTAL MATTERS...................................  16

Section 3.26.  FULL DISCLOSURE.........................................  16

       ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE SELLING HOLDERS

Section 4.01.  TITLE TO PERCENTAGE INTERESTS...........................  16
Section 4.02.  EFFECT OF AGREEMENT ON SELLING HOLDERS..................  17
Section 4.03.  LITIGATION..............................................  17
Section 4.04.  SELLING HOLDER AGREEMENTS...............................  17
Section 4.05.  FULL DISCLOSURE.........................................  17

               ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.01.  CORPORATE EXISTENCE AND POWER...........................  18
Section 5.02.  CORPORATE AUTHORIZATION.................................  18
Section 5.03.  GOVERNMENTAL AUTHORIZATION..............................  18
Section 5.04.  NON-CONTRAVENTION.......................................  18
Section 5.05.  FINDERS' FEES...........................................  18

                      ARTICLE VI  COVENANTS OF THE PARTIES

Section 6.01.  BEST EFFORTS............................................  19
Section 6.02.  CERTAIN FILINGS.........................................  19
Section 6.03.  NONCOMPETITION; NONSOLICITATION.........................  19
Section 6.04.  CONFIDENTIALITY.........................................  20

                 ARTICLE VII  TAX REPRESENTATIONS AND COVENANTS

Section 7.01.  TAX DEFINITIONS.........................................  20
Section 7.02.  TAX REPRESENTATIONS AND COVENANTS.......................  21

                        ARTICLE VIII  EMPLOYEE BENEFITS

Section 8.01.  EMPLOYEE BENEFITS DEFINITIONS...........................  23
Section 8.02.  EMPLOYEE PLANS..........................................  23
Section 8.03.  BENEFIT ARRANGEMENTS....................................  23
Section 8.04.  NO THIRD-PARTY BENEFICIARIES............................  23

                       ARTICLE IX  CONDITIONS TO CLOSING

Section 9.01.  CONDITIONS TO OBLIGATIONS OF THE PARTIES................  24
Section 9.02.  CONDITIONS TO OBLIGATION OF BUYER.......................  24
Section 9.03.  CONDITIONS TO OBLIGATION OF THE COMPANY AND THE SELLING
               HOLDERS.................................................  25

                        ARTICLE X CREDIT ACCOMMODATIONS

Section 10.01.  WORKING CAPITAL LINE...................................  25
Section 10.02.  FORM OF ADVANCES.......................................  25
Section 10.03.  CONDITIONS TO ADVANCES.................................  26

Section 10.04.  COVENANTS OF COMPANY...................................  26
Section 10.05.  TERM OF OBLIGATION.....................................  26
Section 10.06.  ADVANCES SUBJECT TO SETOFF.............................  26

                     ARTICLE XI SURVIVAL; INDEMNIFICATION

Section 11.01.  SURVIVAL...............................................  27
Section 11.02.  INDEMNIFICATION OBLIGATIONS............................  27
Section 11.03.  METHOD OF ASSERTING CLAIMS, ETC........................  28
Section 11.04.  PAYMENT................................................  30
Section 11.05.  SERVICE OF PROCESS.....................................  30
Section 11.06.  EQUITABLE RELIEF.......................................  31

                          ARTICLE XII  MISCELLANEOUS

Section 12.01.  RELEASE OF THE COMPANY/SELLING HOLDERS.................  31
Section 12.02.  NOTICES................................................  32
Section 12.03.  AMENDMENTS AND WAIVERS.................................  33
Section 12.04.  EXPENSES...............................................  33
Section 12.05.  SUCCESSORS AND ASSIGNS.................................  33
Section 12.06.  GOVERNING LAW..........................................  33
Section 12.07.  ENTIRE AGREEMENT.......................................  33
Section 12.08.  SPECIFIC PERFORMANCE...................................  33
Section 12.09.  RELIANCE...............................................  33
Section 12.10.  INTERPRETATION.........................................  34
Section 12.11.  COUNTERPARTS; THIRD PARTY BENEFICIARIES................  34


   Appendix A:  Percentage Interest Holders

   Appendix B:  Payment of Cash Consideration

   Exhibit A:  Form of Notes

   Exhibit B:  Administrative Services Agreement

   Exhibit C:  Form of Amended and Restated Operating Agreement

   Exhibit D:  Form of Transfer and Assignment Agreement

   Exhibit E:  Form of Opinion of Mandel Lipton and Stevenson Limited

   Exhibit F:  Form of Manager's Certificate

   Exhibit G:  Employment Agreements of Messrs. Radl, Weintz and Roland

   Exhibit H:  Form of Proprietary Information and Invention Agreements

   Exhibit I:  Form of Master Note

   Exhibit J:  Form of Security Agreement

   Schedule 3.03:  Governmental Authorization

   Schedule 3.04:  Exceptions to Validity of Agreement

   Schedule 3.05:  Capitalization

   Schedule 3.06:  Subsidiaries

   Schedule 3.08:  Certain Changes

   Schedule 3.09:  Undisclosed Liabilities

   Schedule 3.10:  Related Party Transactions

   Schedule 3.11:  Material Contracts

   Schedule 3.12:  Litigation

   Schedule 3.14:  Properties

   Schedule 3.15:  Proprietary Software

   Schedule 3.16:  Intellectual Property

   Schedule 3.17:  Exceptions to Insurance Coverage

   Schedule 3.18:  Licenses and Permits

   Schedule 3.23:  Employees

   Schedule 3.25:  Environmental Matters

   Schedule 4.04:  Exception to Selling Holder Agreements

   Schedule 7.02:  Exceptions to Tax Warranties

   Schedule 8.02:  Employee Benefit Plans

   Schedule 8.03:  Benefit Arrangements

                                                                   EXHIBIT 10.39

                              PURCHASE AGREEMENT


   THIS PURCHASE AGREEMENT (this "Agreement") dated as of March 23, 1998, is entered into among KFx Inc. a Delaware corporation ("Buyer"), Pegasus Technologies, Ltd., an Ohio limited liability company (the "Company"), P. Jeffrey Lucier, Craig W. Fraser and Alfred R. Lipton (collectively, the "Lucier Group"), and Brad J. Radl, Philip A. Weintz, Willie B. Roland, Jr., Terry V. Radl and Richard W. Vesel (collectively, the "Radl Group"). The Lucier Group and the Radl Group are sometimes collectively referred to herein as the "Selling Holders" and individually as a "Selling Holder."

                             W I T N E S S E T H :

   WHEREAS, the Selling Holders own an aggregate 85% Percentage Interest (as defined below) in the Company, with each Selling Holder owning that Percentage Interest set forth opposite such Selling Holder's name in column B of Appendix A; and

   WHEREAS, Buyer is willing to buy and the Selling Holders are willing to sell the Percentage Interests set forth opposite such Selling Holder's name in column C of Appendix A (the "Purchased Interests") on the terms and conditions and in reliance on the representations and warranties set forth herein.

   NOW, THEREFORE, for and in consideration of the premises and the mutual convenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   The following terms, as used herein, have the following meanings:

   "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

   "Balance Sheet" means the balance sheet of the Company as of December 31, 1997.

   "Balance Sheet Date" means December 31, 1997.

   "Closing Date" means the date of the Closing.

   "Company Note" means that certain promissory note dated February 4, 1998 among Buyer, as payee, and the Company and Messrs. Lucier and Radl, as makers, in the aggregate principal amount of $300,000.

   "Confidential Information" means any information relating to the properties, prospects, products, services or operations of the Company or any direct or indirect Affiliate thereof that is not generally known, is proprietary to the Company or such Affiliate and is made known to such Person or learned or acquired by such Person while such Person was a Member, Manager, employee or independent contractor of the Company, including, without limitation, information relating to the software developed by the Company, information as to sources of, and arrangements for, hardware supplied to customers or clients of the Company, submission and proposal procedures of the Company, customer or contact lists, information concerning trade secrets of the Company, or any of the Company's Affiliates and any improvements relating to the products of the Company in accounting, marketing, selling, leasing, financing and other business methods and techniques.

   However, Confidential Information shall not include (i) at the time of disclosure to any Person such information that was in the public domain or later entered the public domain other than as a result of a breach of an obligation herein; or (ii) subsequent to disclosure to any Person, such Person received such information from a third party under no obligation to maintain such information in confidence, and the third party came into possession of such information other than as a result of a breach of an obligation herein.

   "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

   "Environmental Liabilities" means any and all liabilities of or relating to the Company (including any entity which is, in whole or in part, a predecessor of the Company), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (a) arise under or relate to matters covered by Environmental Laws (including without limitation any matters disclosed or required to be disclosed in Schedule 3.25 hereto), and (b) relate to actions occurring or conditions existing on or prior to the Closing Date.

   "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of the Company as currently conducted.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all regulations promulgated thereunder.

   "GAAP" means generally accepted accounting principles, consistently applied.

   "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

   "Immediate Family Member" means, with respect to any Person, such Person's spouse, parents, children and siblings.

   "Intellectual Property Right" means any trademark, service mark, trade name and patent (including any registrations or applications for registration of any of the foregoing).

   "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

   "Manager" shall have the meaning assigned to such term in the Operating Agreement.

   "Material Adverse Effect" means an effect or occurrence that would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company, taken as whole.

   "Member" shall have the meaning assigned to such term in the Operating Agreement and shall include, for purposes of this Agreement, a Person who owns an Economic Interest (as defined in the Operating Agreement) in the Company.

   "NeuSight Software" means the Company's process monitoring and optimization software program for application in the utilities industry, including all subsequent upgrades, modifications, enhancements and releases thereof.

   "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "Operating Agreement" means the Operating Agreement dated August 16, 1996 entered into by and among the Company, the Selling Holders and AIW/P Holdings, Inc.

   "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

   "Percentage Interest" shall have the meaning assigned to such term in the Operating Agreement and shall include "Membership Interests" as defined in the Operating Agreement.

   "Purchased Interest" shall mean the Percentage Interests set forth opposite such Selling Holder's name in column C of Appendix A.

   "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

   "Transaction Documents" means this Agreement and any other document contemplated hereby or thereby, including, without limitation, the Letter of Intent dated February 2, 1998, by and among Buyer, the Company and the Selling Holders.

                                  ARTICLE II

                 PURCHASE AND SALE OF THE PERCENTAGE INTERESTS

   Section 2.01. PURCHASE AND SALE. Upon the basis of the representations and warranties herein contained and on the terms and subject to the conditions of this Agreement, the Selling Holders agree to sell, convey, transfer, assign and deliver the Purchased Interests to Buyer at the Closing, free and clear of all Liens, covenants, conditions or restrictions of any kind or nature whatsoever, and Buyer agrees to purchase and accept the Purchased Interests from the Selling Holders at Closing.

   Section 2.02. PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Purchased Interests shall be $2,200,000, less the outstanding principal and interest on the Company Note.

   Section 2.03. METHOD OF PAYMENT. The Purchase Price shall be payable by Buyer as follows:

          (a) $1,100,000 (the "Cash Consideration") payable to the Selling Holders in the amounts set forth in Appendix B to this Agreement;

          (b) $600,000 payable in the form of promissory notes (the "Notes"), in the following aggregate principal amounts: $360,000 to P. Jeffrey Lucier, $180,000 to Craig W. Fraser and $60,000 to Alfred R. Lipton in the forms attached hereto as Exhibit A; and

          (c) $500,000 payable to the Company less the outstanding principal amount of the Company Note and any accrued interest due thereon.

     Section 2.04. ADDITIONAL CONSIDERATION. As additional consideration to the Company and the Selling Holders, Buyer shall provide the Company with a line of credit in the amount of $1,400,000 (the "Working Capital Line") in accordance with the terms and conditions set forth in Article X of this Agreement.

     Section 2.05. CLOSING. The closing (the "Closing") of the purchase and sale of the Purchased Interests hereunder shall take place at the offices of Morrison & Foerster, 370 Seventeenth Street, Suite 5200, Denver, Colorado 80202, concurrently with the execution of this Agreement, or at such other time and place as the parties shall mutually agree.

     Section 2.06.  CLOSING DELIVERIES.  At the Closing:

          (a) Buyer shall deliver to the Company and the Selling Holders, as the case may be:

              (i)   The Cash Consideration as set forth in Sections 2.03(a) and
          (c) in immediately available funds by wire transfer to an account of each Selling Holder and the Company as specified in the notice to Buyer, given not later than two business days prior to the Closing Date, or, if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company and the Selling Holders, as the case may be;

              (ii)  The Notes, duly executed by Buyer;

              (iii) The Administrative Services Agreement, duly executed by Buyer, in the form attached hereto as Exhibit B;

              (iv) The Amended and Restated Operating Agreement, duly executed by Buyer in the form attached hereto as Exhibit C; and

              (v)   The original Company Note, marked cancelled.

          (b) Each Selling Holder shall deliver to Buyer:

              (i) a duly executed Transfer and Assignment Agreement in the form attached hereto as Exhibit D; and

              (ii) Amended and Restated Operating Agreement executed by all remaining Members of the Company.

          (c) The Company shall deliver to Buyer the following:

              (i) An opinion of Mandel, Lipton and Stevenson Limited, counsel to the Company, dated as of the Closing Date, substantially identical in form and substance to Exhibit E attached hereto;

              (ii) All consents, authorizations or approvals from the governmental agencies referred to in Section 3.03, if any, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked;

              (iii) A Manager's Certificate, in the form attached hereto as Exhibit F;

              (iv) Executed employment agreements for Messrs. Radl, Weintz and Roland in the forms attached hereto as Exhibit G;

               (v) Executed Proprietary Information and Invention Agreements, in the form attached hereto as Exhibit H, for those persons set forth on Schedule 3.23 of this Agreement;

               (vi) The Administrative Services Agreement, duly executed by the Company; and

               (vii) The Master Note and the Security Agreement, duly executed by the Company in the forms attached hereto as Exhibits I and J, respectively.

     The parties shall deliver such further documents, resolutions, certificates and instruments as any party or his, her or its counsel reasonably requests to facilitate the consummation of the transactions contemplated hereby.

     Section 2.07. FURTHER ASSURANCES. At any time and from time to time after the Closing Date, at the request of the Buyer and without further consideration, each Seller (and, as and to the extent necessary or appropriate, the Company or its officers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer and to confirm the Buyer's title to the Percentage Interest.

     Section 2.08. CONSUMMATION OF CLOSING. All acts, deliveries and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                            AND THE SELLING HOLDERS

     The Company and each Selling Holder (except for Mr. Richard W. Vesel, and with respect to Sections 3.15, 3.20 and 3.21 except for the Lucier Group, and with respect to Section 3.11 except for Craig W. Fraser and Alfred R. Lipton) jointly and severally represent and warrant to Buyer as of the date hereof as follows:

     Section 3.01.  ORGANIZATION EXISTENCE AND POWER.   The Company is a limited
liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign limited liability company, where required, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. The Company has delivered to Buyer true and complete copies of its Certificate of Organization and Operating Agreements currently in effect.

     Section 3.02. AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party are within the Company's powers, and this Agreement and the other Transaction Documents have been duly authorized by all necessary action on the part of the Company.

     Section 3.03. GOVERNMENTAL AUTHORIZATION. Except as set forth in Schedule 3.03, the execution, delivery and performance by the Company of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, or official.

     Section 3.04.  EFFECT OF AGREEMENT ON THE COMPANY.  Except as set forth in
Schedule 3.04, neither the execution and delivery of this Agreement, the Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any contract or other obligation or liability to which the Company is a party or is bound or to which the Company's assets are subject, (ii) conflict with, violate or result in a breach of any provision of its Articles of Organization or Operating Agreement, or (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to the Company or by which any of its respective properties or assets is bound or affected. This Agreement has been duly executed and delivered by the Company and (assuming that it has been duly executed and delivered by Buyer), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion. Each of the Transaction Documents to which the Company is a party, when executed and delivered in accordance with the terms hereof (and assuming that each such Transaction Document has been duly executed and delivered by the other parties thereto), will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     Section 3.05.  CAPITALIZATION.

          (a) As of the date hereof, all of the Percentage Interests in the Company are owned by the Percentage Interest holders in the respective amounts set forth opposite their names in column B of Schedule A hereto, free and clear of all Liens.

          (b) The Percentage Interests have been duly authorized and are validly issued, are fully paid and non-assessable and the Percentage Interest holders thereof are not, or will not be, entitled to any preemptive or other similar rights. Except as set forth in Schedule 3.05 or as contemplated by the Transaction Documents, there are no outstanding (i) Percentage Interests or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for Percentage Interests or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any Percentage Interests, voting securities or securities convertible into or exchangeable for Percentage Interests or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the

     "Company Percentage Interests"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Percentage Interests.

     Section 3.06. SUBSIDIARIES. The Company does not own any interest in any corporation or other business entity and, except as set forth in Schedule 3.06, the Company is not a participant in any partnership or any joint venture with any third party.

     Section 3.07.  FINANCIAL STATEMENTS.  The Company has delivered to Buyer
(a) the Company's balance sheet for the years ended December 31, 1996 and 1997,
(b) its related statements of income and retained earnings for the fiscal years then ended, and all related information in connection therewith (collectively, the "Financial Statements"). All of the Financial Statements present fairly and accurately the financial position of the Company as of such dates and the results of the Company's operations for such periods, and are true, correct and complete in all material respects.

     Section 3.08. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 3.08, since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and, except pursuant to or as contemplated under any Transaction Documents, there has not been:

          (a) any event, occurrence, development, state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any distribution with respect to any Percentage Interests, or any repurchase, redemption or other acquisition by the Company of any Percentage Interests or other securities of, or other ownership interests in, the Company;

          (c) any amendment of any material term of any outstanding security of the Company;

          (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money exceeding $5,000;

          (e) any creation or assumption by the Company of any Lien on any material asset;

          (f) any making of any loan, advance or capital contributions to or investment in any Person;

          (g) any damage, destruction or other casualty loss affecting the business or assets of the Company not covered by insurance;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices;

          (i) any change in any method of accounting or accounting practice by the Company;

          (j) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any Manager, Member, officer or employee of the Company (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any Manager, Member, officer or employee of the Company other than under existing arrangements which have been disclosed to Buyer, or (iii) change in compensation or other benefits payable to any Manager, Member, officer or employee of the Company pursuant to any severance or retirement plans or policies thereof, other than in the ordinary course of business consistent with past practice; or

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company.

     Section 3.09. NO UNDISCLOSED LIABILITIES. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (a)   liabilities provided for in the Balance Sheet;

          (b)   liabilities disclosed on Schedule 3.09; and

          (c) liabilities incurred for accounts payable and any accruals of current liabilities since the Balance Sheet Date in each case in type and amounts which are accrued in the ordinary course of the Company's business.

     Section 3.10. RELATED PARTY TRANSACTIONS. Schedule 3.10 contains a complete list of all transactions and agreements between the Company, on the one hand, and any Managers, Members, suppliers, customers or other parties ("Related Parties"), on the other hand, where an officer, Manager, Member, employee or holder of 5% or more of the outstanding equity of such Related Party is an Immediate Family Member of an officer, Manager, Member, employee or holder of 5% or more of the Percentage Interests in the Company.

     Section 3.11.  MATERIAL CONTRACTS.

          (a) Except as disclosed in Schedule 3.11 and except pursuant to or as contemplated under any of the Transaction Documents, the Company is not a party to or bound by:

                (i) any lease (whether of real or personal property) providing for annual rentals of $5,000 or more;

               (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either
          (A) annual payments by the Company of $5,000 or more or (B) aggregate payments by the Company of $5,000 or more;

               (iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company of $5,000 or more or (B) aggregate payments to the Company of $5,000 or more;

               (iv) any partnership, joint venture or other similar agreement or arrangement;

               (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

               (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $5,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

               (vii) any license, franchise or similar agreement that provides for either (A) annual payments to or from the Company of $5,000 or more or (B) aggregate payments to or from the Company of $5,000 or more;

               (viii) any agency, dealer, sales representative, marketing or other similar agreement for that provides for either (A) annual payments by the Company of $5,000 or more or (B) aggregate payments by the Company of $5,000 or more;

               (ix) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company;

               (x) any agreement with any other Person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of any Affiliate;

               (xi) any agreement with any Manager, Member, officer of the Company or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such Manager, Member or officer; or

               (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company, taken as a whole.

          (b) Each agreement, commitment, arrangement or plan disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this
     Section is a valid and
     binding agreement of the Company, and is in full force and effect, and neither the Company nor any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

     Section 3.12.  LITIGATION.

          (a) There is no action, suit, investigation or proceeding (or any basis therefor) pending against or to the best of the Company's or Selling Holder's knowledge threatened against or affecting, the Company or any of its properties before any court or arbitrator or any governmental body, agency or official. None of the Company, the Selling Holders or any Manager has any reason to believe that any such action, suit, investigation or proceeding will be brought against the Company.

          (b) Except as disclosed on Schedule 3.12, no officer, Manager, Member, key management employee or sales representative or Immediate Family Member of an officer, Manager, Member, key management employee or sales representative of the Company has been convicted in a criminal proceeding, is a named subject of a criminal proceeding which is presently pending (excluding traffic violations and other minor offenses) or is to the knowledge of such Person the subject of a criminal investigation.

     Section 3.13. COMPLIANCE WITH LAWS AND COURT ORDERS; NO DEFAULTS. The Company is not in violation of, and has not since the Balance Sheet Date violated, any applicable law, rule, regulation, judgement, injunction, order or decree except for a violation that could not be reasonably expected to have a Material Adverse Effect.

     Section 3.14.  PROPERTIES.

          (a) Except as set forth on Schedule 3.14, the Company has good title to, or in the case of leased property has valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for property and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. The Company has a valid and insurable fee simple title to, or in the case of leased real property has valid leasehold interests in, all real property reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets (whether real or personal) is subject to any Liens, except:

              (i)  Liens disclosed on the Balance Sheet; or

              (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet).

          (b) There are no developments affecting any such property or assets (whether real or personal) pending or threatened, which might materially detract from the value of such property or assets, or materially interfere with any present use of any such property or assets.

          (c) Except as set forth in Schedule 3.14, the plant and equipment owned by the Company has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

          (d) All real property currently has access to (i) public roads or valid easements for such ingress to and egress from all such real property and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company as heretofore conducted and none of the structures on any such owned or leased real property encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any of such owned or leased real property.

          (e) Except as disclosed in Schedule 3.14, the property and assets owned or leased by the Company, or which it otherwise has the right to use, constitutes all of the property and assets held for use or used in connection with the business of the Company and is generally adequate to conduct such business as currently conducted by the Company.

     Section 3.15.  PRODUCTS.

          (a) Each of the products produced, developed or sold by the Company is, and at all times up to and including the sale thereof by the Company has been (a) in compliance in all material respects with all applicable federal, state, and local laws and regulations and (b) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale, subject to returns, repairs, defects and allowances consistent with past practice.

          (b) There is no design defect with respect to any of such products and, to the best of the Company's or Selling Holder's knowledge, each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

          (c) The NeuSight Software and such other proprietary software currently used by the Company as set forth in Schedule 3.15(c), and any and all enhancements, upgrades, customizations, modifications and maintenance thereof (the "Proprietary Software"), currently sold, licensed or otherwise used by the Company in its business, containing or calling on a calendar function including without limitation, any function indexed to the CPU clock, and any function providing specific dates or days, or calculating spans of dates or days, shall record, store, process, provide, and, where appropriate, insert true and accurate dates and calculations for dates and spans including January 1, 2000.

          (d) The NeuSight Software is free from significant programming errors and operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Company and, to the best of the Company's knowledge, after due inquiry, does not contain any known virus, timer, clock, counter or other limiting design, instruction or routine, that would erase data, programming or become inoperable or otherwise incapable of being used in the full manner for which it was designed and created.

     Section 3.16.  INTELLECTUAL PROPERTY.

          (a) Schedule 3.16 contains a list of all Intellectual Property Rights owned or licensed and used or held for use by the Company ("Company Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

          (b) The Company Intellectual Property Rights constitute all Intellectual Property Rights necessary for the operation of the Company's business as presently conducted and as presently proposed to be conducted. The Company Intellectual Property Rights will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary and desirable action to protect the Company Intellectual Property Rights. No Company Intellectual Property Rights are involved in any interference or re-examination or cancellation or opposition proceeding and neither the Company nor each Selling Holder, as to itself, has been notified or alerted that any such proceeding will hereafter be commenced. Except as set forth in Schedule 3.16, neither the Company nor each Selling Holder, as to itself, has any basis for provoking or initiating an interference or opposition proceeding with respect to any Intellectual Property Right held or used by others, and does not have any basis for believing that any of the Company Intellectual Property Rights are being infringed by others.

          (c) The Company has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim or infringement of the Company Intellectual Property Rights, and the Company and the Selling Holders have no knowledge of any such infringement by the Company or the Company Intellectual Property Rights with the intellectual property of others, and (ii) the Company and the Selling Holders have no knowledge of any continuing infringement by any other Person of any Company Intellectual Property Rights. Except as set forth on Schedule 3.16, the Company has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Intellectual Property Right.

          (d) The Company has delivered to Buyer correct and complete copies of all such Company patents, registrations, applications, licenses, agreements, and permissions (as amended to date) relating to Company Intellectual Property Rights and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Company Intellectual Property Right. With respect to each Intellectual Property Right that the Company owns:

          (i) all patents, copyrights and trademarks included in the Company Intellectual Property Rights are valid and in full force and all applications listed on Schedule 3.16 as pending have been prosecuted in good faith as required by law and are in good standing;

          (ii) the identified owner possesses all right, title, and interest in and to the item;

          (iii) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and

          (iv) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demands pending or to the knowledge of the Company and the Selling Holders (and employees with responsibility for Intellectual Property Right matters) is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property Right.

     (e) The Company has supplied Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) with respect to such Intellectual Property Right. With respect to each such Intellectual Property Right:

          (i)    the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

          (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in fully force and effect on identical terms following the Closing;

          (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

          (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

          (vi) the underlying item of the Intellectual Property Right is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and

          (vii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or to the knowledge of any of the Company and the Selling Holders and officers (and employees with responsibility for Intellectual Property Right matters) is threatened which challenges the legality, validity, or enforceability of the underlying item of the Intellectual Property Right.

     Section 3.17. INSURANCE COVERAGE. The Company has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or Managers or Members. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Schedule 3.17, the Company shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     Section 3.18.  LICENSES AND PERMITS.

          (a) Schedule 3.18 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the assets or business of the Company which are material to the Company taken as a whole (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on the Schedule 3.18, such Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

          (b) The Company has all licenses, franchises, permits or other similar authorizations, and all approvals of governmental or regulatory authorities as are required to operate its business, as presently conducted and as presently proposed to be conducted, in each state of the United States where it is engaged in such activity.

     Section 3.19. INVENTORIES. The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value. Since the Balance Sheet Date, the inventories of the Company have been maintained in the ordinary course of business.

     Section 3.20. LOANS, NOTES, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. All receivables of the Company, including the loans, notes and accounts receivable reflected on the Balance Sheet and all such loans, notes and accounts receivable arising after the Balance Sheet Date, (i) arose, and have arisen, from bona fide transactions of the Company in the ordinary course of business; (ii) represent the actual obligations of its customers or the party to the instrument; (iii) are current and are expected to be collected in the aggregate face amounts thereof without any counterclaim or setoff when due; and (iv) the reserves accrued for doubtful accounts are reasonably valued and are computed in accordance with past practice as reflected in the Balance Sheet. Accounts payable of the Company reflected on the Balance Sheet and all accounts payable arising after the Balance Sheet Date arose, and have arisen, from bona fide transactions in the ordinary course of business.

     Section 3.21. PROJECTIONS. The financial projections relating to the Company delivered to Buyer are made in good faith and are based upon reasonable assumptions, and the Company and the

Selling Holders are not aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect.

     Section 3.22. FINDERS' FEES. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.23. EMPLOYEES. Schedule 3.23 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and all other employees, consultants and independent contractors to the Company, and none of such employees and no other key employee of the Company has indicated to the Company or the Selling Holders that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within three years after the Closing Date.

     Section 3.24. LABOR MATTERS. The Company is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or threatened against the Company before the National Labor Relations Board or any other similar state or local agency.

     Section 3.25. ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 3.25, the Company is not in violation of any federal, state, or local Environmental Laws applicable to it or its properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Law. No notice or action alleging such violation is pending or, to the Company's knowledge, threatened, and no past or present condition or practice of the businesses conducted by the Company would prevent continued compliance with any Environmental Permits or give rise to any common law or statutory liability or otherwise form the basis of any claim, action or proceeding with respect to the Company involving any Hazardous Substances. To the Company's knowledge, the Company has no Environmental Liability.

     Section 3.26. FULL DISCLOSURE. No representation or warranty made by the Company and the Selling Holders in this Agreement, nor any written statement furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, heretofore furnished to Buyer by the Company and the Selling Holders, contains or will contain any statement which constitutes an untrue statement of a material fact or fails or will fail to state a material fact which was necessary to make the statements or facts contained herein or therein not misleading.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE SELLING HOLDERS

     Each of the Selling Holders hereby represents and warrants to Buyer with respect to itself, and not with respect to any other Selling Holder, as follows:

     Section 4.01. TITLE TO PERCENTAGE INTERESTS. Each Selling Holder owns the Percentage Interests set forth opposite its name in column B of Schedule A hereto free and clear of any Lien, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right, limitations on voting rights or option and has the authority to dispose of such Purchased Interests pursuant to this Agreement.

     Section 4.02. EFFECT OF AGREEMENT ON SELLING HOLDERS. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by each Selling Holder and the consummation by each Selling Holder of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of any person or governmental authority. This Agreement when executed and delivered by the Selling Holders will constitute the legal, valid and binding obligation of the Selling Holders, enforceable against the Selling Holders in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion. Each of the Transaction Documents to which the Selling Holders are a party, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligation of the Selling Holders, enforceable against the Selling Holders in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     Section 4.03. LITIGATION. There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the best knowledge of each Selling Holder threatened, against such Selling Holder, at law, in equity or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, involving the transactions contemplated hereby.

     Section 4.04. SELLING HOLDER AGREEMENTS. Except as set forth in Schedule 4.04, there are no agreements, written or oral, between the Company and any Selling Holder or between the Selling Holders, relating to the acquisition (including without limitation rights of first refusal or pre-emptive rights), disposition, registration under the 1933 Act, as amended, or voting of the Percentage Interests or any other agreements between the Company and the Selling Holders.

     Section 4.05. FULL DISCLOSURE. No representation or warranty of the Selling Holders made in this Agreement, nor any written statement furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, heretofore furnished to Buyer by the Selling Holders, contains or will contain any statement which constitutes an untrue statement of a material fact or fails or will fail to state a material fact which was necessary to make the statements or facts contained herein or therein not misleading.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Company and the Selling Holders as follows:

     Section 5.01. CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate or powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     Section 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and any other Transaction Document to which it is a party are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.

     Section 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and any other Transaction Document to which it is a party require no action by or in respect of, or filing with, any governmental body, agency or official.

     Section 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and any other Transaction Document to which it is a party do not and will not (a) violate its certificate of incorporation, as amended, or Bylaws, as amended, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding upon Buyer, or (c) require consent or other action to any Person under any agreement or other instrument binding upon Buyer. This Agreement has been duly executed and delivered by the Buyer and (assuming that it has been duly executed and delivered by the Company and Selling Holders), constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion. Each of the Transaction Documents to which the Buyer is a party, when executed and delivered in accordance with the terms hereof (and assuming that each such Transaction Document has been duly executed and delivered by the other parties thereto), will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     Section 5.05. FINDERS' FEES. With the exception of Steve Drawe of STEP Management which will receive a fee from Buyer, for which Buyer shall be solely responsible, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer.

                                  ARTICLE VI

                           COVENANTS OF THE PARTIES

     Section 6.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the parties agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     Section 6.02. CERTAIN FILINGS. Each of the parties shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 6.03. NONCOMPETITION; NONSOLICITATION. In order that Buyer may have and enjoy the benefit of the acquisition of the Purchased Interests, each individual of the Lucier Group, Terry V. Radl and Richard W. Vesel shall not, and shall cause its or their Affiliates and associates not to, directly or indirectly, for a period of five years commencing on the Closing Date, (a) engage (as owner, stockholder, partner or otherwise, except as a holder of fewer than 5% of the outstanding common stock or other equity interests of a company whose common stock or other equity interests are publicly traded) in any business which directly or indirectly competes with the business of the Company or its Affiliates, as now conducted or currently intended to be conducted; (b) induce any employee of the Company or any of its Affiliates to engage in any activity in which the Lucier Group, Terry V. Radl or Richard W. Vesel are prohibited from engaging by subsection (a) or to terminate his employment with the Company or any of its Affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its Affiliates unless such person shall have been terminated without cause or ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months; or (c) make any statement or take any action intended to impair the goodwill or the business reputation of the Company, its Affiliates or Subsidiaries, or to be otherwise detrimental to the interests of the Company, or any of its Affiliates or Subsidiaries, including any action or statement intended, directly or indirectly, to benefit a competitor of the Company, its Affiliates or Subsidiaries (notwithstanding the foregoing, Richard W. Vesel's current and continued employment with Bailey Controls shall not be deemed to violate the terms and provisions of clause (a) of this Section 6.03). It is expressly understood and agreed that although the Lucier Group, Terry V. Radl, Richard W. Vesel and the Company consider the restrictions contained in this
Section 6.03 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time and territory or any other restriction contained in this Section 6.03 is an unenforceable restriction against the Lucier Group, Terry V. Radl or Richard W. Vesel the provisions of this Section 6.03 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this
Section 6.03 is unenforceable, and
such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     Section 6.04.  CONFIDENTIALITY.  Each individual of the Lucier Group, Terry
V. Radl and Richard W. Vessel will treat and hold as such all Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any individual of the Lucier Group, Terry V. Radl and Richard W. Vesel are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information that individual will promptly notify the Company of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 6.04. If, in the absence of a protective order or the receipt of a waiver hereunder, any individual of the Lucier Group is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that individual may disclose the Confidential Information to the tribunal; provided, however, that the disclosing individual shall use his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                                  ARTICLE VII

                       TAX REPRESENTATIONS AND COVENANTS

     Section 7.01. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Pre-Closing Tax Period" means any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

     "Tax" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"),
(b) any liability of the Company for the payment of any amount of the type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined or unitary group and (c) any liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Person.

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction carryover or any other credit or tax attribute which could reduce Taxes (including, without limitation, credits or other tax attributes which could reduce alternative minimum Taxes).

     "Tax Sharing Agreement" means any existing Tax sharing agreements or arrangements (whether or not written) binding the Company and any other agreement or arrangement (including any arrangement required or permitted by law) which (a) requires the Company to make any Tax payment to or for the account of any other Person, (b) affords any other Person to utilize any Tax Asset of the Company to reduce such other Person's Taxes, (c) affords the Company to utilize any Tax Asset of any other Person to reduce any Taxes of the Company (d) requires or permits the transfer or assignment of income, revenues, receipts, or gains or (e) requires or permits the Company to determine its Tax liability by taking into account or by reference to the Tax liability, income, revenues, receipts or gains of any other Person.

     Section 7.02.  TAX REPRESENTATIONS AND COVENANTS.

          (a) Except as set forth in the Balance Sheet or otherwise disclosed to Buyer or on Schedule 7.02(a) the Company represents and warrants to Buyer as of the date hereof as follows:

               (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company (collectively, the "Returns") have been or will be timely filed when due in accordance with all applicable laws, except where the failure to file would not subject the Company to any liabilities (including any interest, penalties or addition-to-tax);

               (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and any other information, as required to be shown therein;

               (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority;

               (iv) the charges, accruals and reserves for Taxes with respect to the Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the Balance Sheet and the books of the Company (excluding any provision for deferred income taxes) are adequate to cover such Taxes;

               (v) the Company is not delinquent in the payment of any Tax or has requested any extension of time within which to file any Return, which Return has not yet been filed;

               (vi) the Company (or any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member) has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

               (vii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened (including, any issues that, to the knowldge of the Company, may be raised by any Taxing Authority) against or with respect to the Company in respect of any Tax or Tax Asset;

               (viii) the Company has not filed any request for ruling or determination of any Taxing Authority in respect of any Tax which has been denied during the past five years or which is pending;

               (ix) the Company does not own any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property;

               (x) the Company has not been a member of an affiliated, consolidated, combined or unitary group;

               (xi) the Company is not a party to any Tax Sharing Agreement or is otherwise under any obligation to pay any third party an amount with respect to any Tax;

               (xii) the Company or any Affiliate of the Company has not, to the extent it may affect or relate to the Company, made or changed any tax election, changed any annual tax accounting period, adopted or changed any method of tax accounting, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, which would have the effect of increasing the Tax liability or decreasing any Tax Asset of the Company; and

               (xiii) prior to the Closing Date, the Company shall not reserve any amount for or make any payment of Taxes to any other person or any Taxing Authority except for such Taxes as are due or payable to the Taxing Authority or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company.

          (b) Schedule 7.02(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company.

          (c) Schedule 7.02(c) contains an accurate description of current audit issues relating to any Tax, and Schedule 7.02(c) contains copies of revenue agent's or similar reports furnished by any Taxing Authority for the taxable years which have not been examined and closed or with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

                                 ARTICLE VIII

                               EMPLOYEE BENEFITS

     Section 8.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, shall have the following meanings:

     "Benefit Arrangement" means each employment, severance or other similar contract, arrangement or policy or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, options, or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Affiliates and (b) covers any employee or former employee of the Company.

     "Employee Plan" means any "employee benefit plan," as defined in Section 3(3)of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any of its ERISA Affiliates and
(iii) covers any employee or former employee of the Company.

     Section 8.02. EMPLOYEE PLANS. The Company does not maintain any Employee Plans except for those Employee Plans disclosed on Schedule 8.02.

     Section 8.03.  BENEFIT ARRANGEMENTS.

          (a) Schedule 8.03 identifies each Benefit Arrangement. The Company has provided Buyer with copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

          (b) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to employee participation or coverage under any Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year.

     Section 8.04. NO THIRD-PARTY BENEFICIARIES. No provision of this Article VIII shall create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article VIII shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Arrangement or any plan or arrangement which may be established by the Company after the Closing Date. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Benefit Arrangement or any other plans or arrangements of the Company.

                                  ARTICLE IX

                             CONDITIONS TO CLOSING

     Section 9.01. CONDITIONS TO OBLIGATIONS OF THE PARTIES. The obligations of each of the parties to consummate the Closing shall be conditioned upon the satisfaction or waiver (in whole or in part) of each of the following conditions concurrently with or prior to Closing:

          (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

          (c) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the consummation of this Agreement shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

     Section 9.02. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing shall be conditioned upon the satisfaction or waiver (in whole or in part) of each of the following conditions concurrently with or prior to Closing:

          (a) The Company and the Selling Holders shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of the Company and the Selling Holders contained in this Agreement and in any certificate or other writing delivered by the Company and the Selling Holders pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, and (iii) Buyer shall have received a certificate signed by an authorized Manager of the Company and the Selling Holders to the foregoing effect.

          (b) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain or prohibit the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the business or assets of the Company or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of the Company or of Buyer or any of their Affiliates, (ii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Percentage Interests, including without limitation, the right to vote any Percentage Interests acquired or owned by Buyer or any of its Affiliates on all matters properly presented to the Members, or (iii) seeking to require divestiture by Buyer or any of its Affiliates of any Percentage Interests.

     Section 9.03. CONDITIONS TO OBLIGATION OF THE COMPANY AND THE SELLING HOLDERS. The obligation of the Company and the Selling Holders to consummate the Closing shall be conditioned upon the satisfaction or waiver (in whole or in part) of each of the following conditions concurrently with or prior to Closing:

          (a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, and (ii) the Company shall have received a certificate signed by an officer of Buyer to the foregoing effect.

                                   ARTICLE X

                             CREDIT ACCOMMODATIONS

     Section 10.01. WORKING CAPITAL LINE. Buyer hereby covenants and agrees to make available, or cause to be made available, to the Company a line of credit ("Working Capital Line") in the maximum amount of $1,400,000 (the "Maximum Amount"), subject to the terms and conditions contained in this Article X. Each advance by Buyer to the Company under the Working Capital Line shall be individually an "Advance and collectively the "Advances."

     Section 10.02. FORM OF ADVANCES. Advances under the Working Capital Line shall at the option of Buyer be in the form of direct advances, third party advances or a combination of both, as follows:

          (a)  Direct Advances.  Any Advance directly funded by Buyer shall be
               ----------------
     evidenced by a master promissory note ("Master Note"), duly executed by the Company, in the form of Exhibit I attached hereto. The Master Note shall be secured by a first priority perfected security interest in all of the Company's assets as evidenced by a security agreement substantially in the form of Exhibit J attached hereto.

          (b)  Third Party Advances.  In satisfaction of Buyer's obligation
               ---------------------
     hereunder Buyer may enter into an agreement with a third party to provide an Advance (a "Third Party Advance"). Third Party Advances may be made in the form of a government grant, bank letter of credit or other form of financing. No Third Party Advance shall cause the Percentage Interests of the Members to be diluted. In addition, (i) for bank lines of credit or other bank financings, the terms and conditions of the Third Party Advance shall be substantially similar to Advances made by Buyer pursuant to the Master Note; and (ii) for Advances made other than pursuant to clause (i) shall be made in accordance with terms and provisions mutually acceptable to Buyer and the Company. If the Company rejects the terms of a Third Party Advance, made in accordance with clause (i) Buyer shall have no further obligations to fund an Advance or make any other Advance for a period of six months after the date of such rejection.

     Section 10.03. CONDITIONS TO ADVANCES. Buyer's obligations to provide or arrange for an Advance is expressly conditioned upon the following:

          (a) The Company shall provide Buyer with written notice (the "Notice") at least 30 days prior the date of an Advance. The Notice shall specify the date the Company requires the Advance, the aggregate dollar amount of the Advance, and a description of the specific purpose for which the Advance shall be used (accompanied by such supporting information as Buyer shall reasonably request); and

          (b) Buyer shall not be obligated to make an Advance or arrange for a Third Party Advance if, since the Closing Date, a Material Adverse Effect has occurred with respect to the Company's financial condition or business operations.

     Section 10.04. COVENANTS OF COMPANY. The Company covenants and agrees that Advances will be used only for the purposes set forth in the Notice and will in no event be used to make any distributions, payments, loans or other accommodations, to its Members; provided, however, that this provision shall not be deemed to prohibit the payment of salaries, bonuses or reimbursable expenses of the Company's employees under current or future employment agreements.

     Section 10.05. TERM OF OBLIGATION. Buyer's obligations to provide Advances shall commence on the Closing Date and continue until the second anniversary thereafter (the "Initial Term"), subject to the extension and earlier termination as hereinafter provided. The term of obligation shall be automatically extended for additional terms of one year (each a "Renewal Term") after the Initial Term and each Renewal Term, unless no later than 60 days prior to the end of the Initial Term or any Renewal Term either party gives notice to the other, in accordance with Article XII, that the term of the obligation shall not be so extended. In no event shall Buyer be obligated to make Advances in excess of the Maximum Amount taking into account all Advances made during the Initial Term and any Renewal Term. In addition, Buyer's obligation to provide Advances shall automatically terminate on the date Buyer ceases to own 51% or more of the Percentage Interests.

     Section 10.06. ADVANCES SUBJECT TO SETOFF. Notwithstanding the provisions contained in Section 10.02 of this Agreement, in the event the Company or any Selling Holder breaches any representation, warranty, covenant or agreement contained in this Agreement or the Transaction Documents, and which breach results in a Material Adverse Effect, in addition to and not in limitation of any other rights or remedies Buyer may have under such agreements, Buyer shall
(i) no longer be required to make any further Advances until such breach is cured to Buyer's reasonable satisfaction, and (ii) the Maximum Amount shall be decreased by any damages Buyer reasonably believes it has incurred or suffered as a result of such breach.

                                  ARTICLE XI

                           SURVIVAL; INDEMNIFICATION

     Section 11.01. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of four years after the Closing Date; provided that (a) the covenants, agreements, representations and warranties contained in Section 6.03 shall survive for the period of time specified therein and the covenants, agreements, representations and warranties contained in Articles VII or VIII shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     Section 11.02.  INDEMNIFICATION OBLIGATIONS.

          (a) Indemnification by the Company and Selling Holders. The Company and the Selling Holders (with the exception of Mr. Richard W. Vesel), jointly and severally shall indemnify, defend and hold harmless Buyer, its officers, directors and employees from, against and in respect of any and all claims, damages, losses, deficiencies, liabilities, assessments, judgments, costs, fees and expenses (including reasonable attorneys fees) (collectively, "Damages") resulting from, relating to or arising out of (i) any misrepresentation, inaccuracy in or breach of representations or warranties; (ii) any failure to perform, satisfy, or observe or the non-fulfillment of any agreement or covenant on the part of the Company or the Selling Holders, (iii) any claim by any former or other equity interest owner of the Company for any prior transaction involving any Percentage Interest or other equity interest of the Company or any predecessor entity, or (iv) any legal proceeding relating to any actual inaccuracy, breach or failure, or liability referred to in clauses (i) through (iii) above. The Selling Holders and the Company shall have no responsibility for Damages claimed by Buyer until such claims exceed $50,000, in the aggregate, and then shall be responsible for the first dollar of Damages claimed in excess of $50,000.

          (b) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Company and the Selling Holders from, against and in respect of any and all Damages resulting from, relating to or arising out of any
     (i) misrepresentation, (ii) any failure to perform, satisfy, or observe or the non-fulfillment of any agreement or covenant on the part of Buyer, or
     (iii) any legal proceeding relating to any actual inaccuracy, breach or failure, or liability referred to in clauses (i) through (ii) above. The Buyer shall have no responsibility for Damages claimed by the Company or the Selling Holders until such claims exceed $50,000, in the aggregate, and then shall only be responsible for the first dollar of Damages claimed in excess of $50,000.

          (c) Each indemnifying party or parties hereto will indemnify and hold harmless the indemnified party or parties hereto from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, costs (including attorneys' fees) and legal and other expenses incident to any of the foregoing or to the enforcement of this Article XI.

     Section 11.03. METHOD OF ASSERTING CLAIMS, ETC. All claims for indemnification under this Article XI shall be asserted and resolved as follows:

          (a) In the event that any claim or demand for which an indemnifying party would be liable to an indemnified party hereunder is asserted against or sought to be collected by a third party, the indemnified party shall:
     (i) promptly notify the indemnifying party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided, however, that the failure of an indemnified party to give notice as provided herein shall not relieve an indemnifying party of its obligations under this Article XI; (ii) an indemnifying party shall have 10 days from their receipt of the Claim Notice (the "Notice Period") to notify the indemnified party (x) whether or not the indemnifying party disputes its liability to the indemnified party hereunder with respect to such claim or demand, and (y) if they do not dispute such liability, whether or not they desire, at their sole cost and expense, to defend the indemnified party against such claim or demand; provided, however, that the indemnified party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests; (iii) in the event that the indemnifying party notifies the indemnified party within the Notice Period that the indemnifying party does not dispute such liability and desires to defend against such claim or demand, then except as hereinafter provided, the indemnifying party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of the indemnified party becoming subject to liability for any other matter;
     (iv) if the indemnified party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense; provided, however, that the indemnifying party shall pay such expense if representation of the indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between the indemnified party and any other party represented by such counsel in such proceeding; (v) if, in the reasonable opinion of the indemnified party, any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the indemnified party, or Affiliate of the indemnified party, the indemnified party shall have the right to control the defense or settlement of any such claim or demand, and its reasonable costs and expenses thereof shall be included as part of the indemnification obligations of the indemnified party hereunder;
     (vi) if the indemnifying party disputes the indemnifying party' liability with respect to such claim or demand or elects not to defend against such claim or demand, whether by not giving timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the indemnifying party or by the indemnified party (but the indemnified party shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the indemnifying party hereunder (subject, if the indemnifying party has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions).

          (b) In the event the indemnified party should have a claim against the indemnifying party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the indemnified party shall promptly send a Claim Notice with respect to such claim to the indemnifying party. If the indemnifying party does not notify the indemnified party within the Notice Period that they dispute such claim, the amount of such claim shall be conclusively deemed a liability of the indemnifying party hereunder.

          (c) Nothing herein shall be deemed to prevent any indemnified party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the indemnified party has reasonable grounds to believe that such a claim or demand will be made.

          (d) Without limiting Buyer's rights, Buyer shall have the option of recouping all or any part of its Damages after a final determination thereof in accordance with subsection (e) of this Section in lieu of seeking any cash indemnification therefor to which it is entitled under this Article XI by notifying (i) any member of the Lucier Group that Buyer is reducing or setting off any such amount against the outstanding principal and interest under the Note issued by Buyer to such person, or
     (ii) notifying the Company that it is reducing the Working Capital Line. If Buyer elects to proceed under clause (i), this shall affect the timing and amount of payments required under the Notes in the same manner as if Buyer had made a permitted prepayment (without premium or penalty) thereunder.

          (e) A final determination of a disputed claim as to Damages shall be
     (i) as to third party claims, a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) as between the Company, the Selling Holders and/or the Buyer an award of any arbitration determining the validity of such disputed claim; (iii) a written agreement as to the termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgement of the indemnifying party that he or it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

          (f) Arbitration. All disputes under this Article XI and all other controversies or claims arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Cleveland, Ohio. One arbitrator shall be selected by the indemnifying party or parties, one arbitrator shall be selected by the indemnified party, and the third arbitrator shall be chosen by the first two arbitrators chosen. The cost and expense of arbitration shall be shared equally by the parties to the arbitration, regardless of which party or parties prevail. The arbitration shall be conducted in accordance with the following time schedule unless otherwise mutually agreed to in writing by the parties: (i) parties to the arbitration proceeding shall each appoint their respective arbitrator within fifteen business days after the occurrence of the event giving rise to arbitration; (ii) within five business days thereafter, such arbitrators shall appoint the third arbitrator; (iii) within ten business days after the appointment of the third arbitrator, parties to the arbitration proceeding shall provide all documents, records and supporting information reasonably necessary to resolve the dispute; and
     (iv) within 15 business days after the date the above records are due, the arbitrators shall render their decision The decision or award of the arbitrators shall be final and binding upon the parties hereto to the same extent and to the same degree as if the matter had been adjudicated by a court of competent jurisdiction and shall be enforceable under the Federal Arbitration Act.

     Section 11.04.  PAYMENT.

          (a) In the event that any party is required to make any payment under this Article XI, such party shall promptly pay the indemnified party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article XI, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article XI and the portion, if any, theretofore paid shall bear interest as provided in
     Section 11.04(c). Upon the payment in full of any claim, either by setoff or otherwise, the party or entity making payment shall be subrogated to the rights of the indemnified party against any person, firm, corporation or other entity with respect to the subject matter of such claim.

          (b) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for breach of representation, warranty, or covenant.

          (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party or parties shall pay the indemnified party or parties interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be the lowest rate of interest generally charged from time to time by the Colorado National Bank and publicly announced by such bank as its so-called "prime rate."

     Section 11.05. SERVICE OF PROCESS. The Company and the Selling Holders irrevocably consent to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to the Company and the Selling Holders at such address set forth in Section 12.02 herein, or by any other method provided or permitted under Colorado law.

     Section 11.06. EQUITABLE RELIEF. In the event of a breach or threatened breach by the Lucier Group, Terry V. Radl or Richard W. Vesel of Section 6.03 hereof regarding noncompetition and nonsolicitation, the Lucier Group, Terry V. Radl or Richard W. Vesel hereby consent and agree that Buyer shall be entitled to an injunction or similar equitable relief restraining the breaching party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Lucier Group, Terry V. Radl or Richard W. Vesel under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting Buyer, the Company or the Selling Holders from pursuing any other remedies at law or in equity which it may have.

                                  ARTICLE XII

                                 MISCELLANEOUS

     Section 12.01.  RELEASE OF THE COMPANY/SELLING HOLDERS.

          (a) Release of the Company. The Selling Holders hereby release and forever discharge the Company, and its respective Mangers, Members, officers, employees, agents, successors and assigns from and against any and all claims, demands, liabilities, obligations, damages, costs, expenses, actions and causes of action, in law or in equity, known or unknown, which the Selling Holders ever had or now have against the Company as of the date hereof.

          Notwithstanding the foregoing, the Selling Holders do not release the Company from (i) claims directly resulting from the Company's willful misconduct or fraud; (ii) covenants, obligations, or liabilities explicitly set forth in the Agreement or sums or amounts owed by the Company to the Selling Holders; (iii) indemnification obligations of the Company to the Selling Holders or Buyer; (iv) the Company's obligations under any agreement to which they are a party, which will remain in effect after the Closing; or (v) Buyer's or the Selling Holders' rights under the Agreement or any agreement or certificate delivered expressly pursuant thereto.

          (b) Release of the Selling Holders. The company hereby releases and forever discharges the Selling Holders from and against any and all claims, demands, liabilities, obligations, damages, costs, expenses, actions and causes of action, in law or in equity, known or unknown, which the Company ever had or now has against the Selling Holders as of the date hereof.

          Notwithstanding the foregoing, the Company does not release the Selling Holders from (i) claims directly resulting from the Selling Holders willful misconduct or fraud; (ii) covenants, obligations, or liabilities explicitly set forth in the Agreement or sums or amounts owed by the Selling Holders to the Company; (iii) indemnification obligations of the Selling Holders to the Company or Buyer; (iv) the Selling Holders' obligations under any agreement to which they are a party, which will remain in effect after the Closing; or (v) Buyer's or the Company's rights under the Agreement or any agreement or certificate delivered expressly pursuant thereto.

     Section 12.02. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram, telecopier or recognized overnight delivery service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:

          If to Buyer:                  KFX Inc.
                                        1999 Broadway, Suite 3200
                                        Denver, CO   80202
                                        Attention:  Jeffrey A. Hansen
                                        Fax:  (303) 293-8430

          With a copy to:               Morrison & Foerster LLP
                                        370 17th Street - Suite 5200
                                        Denver, CO  80202
                                        Attention:  Warren L. Troupe, Esq.
                                        Fax:  (303) 592-1510

          To the Company:               Pegasus Technologies, Ltd.
                                        1100 Mentor Avenue
                                        Painesville, OH 44077
                                        Attention:  Brad J. Radl
                                        Fax:  (216) 357-1119
                                        Tel:  (216) 357-7794

          With a copy to:               Mandel, Lipton & Stevenson Limited
                                        120 North LaSalle Street, Suite 2900
                                        Chicago, IL  60602
                                        Attention:  Andres J. Gallegos
                                        Fax:  (312) 236-0781
                                        Tel:  (312) 236-7080

          If to the Lucier Group:       2665 East Overlook Road
                                        Cleveland Heights, OH 44106
                                        Attention:  P. Jeffrey Lucier
                                        Fax:  (216) 932-5706
                                        Tel:  (216) 321-0137

          If to the Radl Group:         Pegasus Technologies, Ltd.
                                        1100 Mentor Avenue
                                        Painesville, OH 44077
                                        Attention:  Brad J. Radl
                                        Fax:  (216) 357-1119
                                        Tel:  (216) 357-7794

Notice so given shall (in the case of notice so given by mail) be deemed given and received (i) if by mail on the fourth calendar day after posting; (ii) if by cable, telegram, telecopier, telex of personal delivery on the date of actual transmission; and (as the case may be) personal or other delivery; and

(iii) if by overnight courier, on the next business day following the day such notice is delivered to the courier service.

     Section 12.03.  AMENDMENTS AND WAIVERS.

          (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 12.04. EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Company including, but not limited to reasonable fees and expenses of Buyer's counsel.

     Section 12.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment in violation of this Agreement shall be void.

     Section 12.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Colorado, without regard to the conflicts of law rules of such state.

     Section 12.07. ENTIRE AGREEMENT. This Agreement, together with all appendices, schedules and exhibits identified in this Agreement and that certain Clarification Letter to the Amended and Restated Operating Agreement/Purchase Agreement dated March 23, 1998 between the Company and KFx, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 12.08. SPECIFIC PERFORMANCE. Each of the parties hereto agrees that any breach by it of any provision of this Agreement would irreparably injure the other party and that money damages would be an inadequate remedy therefore. Accordingly, each of the parties hereto agrees that the other party shall be entitled to one or more injunctions enjoining any such breach or requiring specific performance of this Agreement and consents to the entry thereof, this being in addition to any other remedy to which the non-breaching party is entitled hereunder.

     Section 12.09. RELIANCE. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and the certificates expressly delivered hereby.

     Section 12.10. INTERPRETATION. The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement except with respect to the schedules which are the sole responsibility of the Company and Selling Holders (or certain of them) and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     Section 12.11. COUNTERPARTS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties transmitting the same by facsimile transmission. Counterparts with original signatures shall be provided within seven (7) days of the applicable facsimile transmission, provided, however, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of the Agreement. If executed in counterparts, the Agreement shall be effective as if simultaneously executed.
No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              PEGASUS TECHNOLOGIES, LTD., an Ohio
                               Limited Liability Company


                              By _______________________________________________
                                   Brad J. Radl, President


                              KFX, INC., a Delaware corporation


                              By _______________________________________________
                                   Theodore Venners, Chairman and Chief
                                   Executive Officer

                              SELLING HOLDERS:

                                THE LUCIER GROUP


                              __________________________________________________
                                   P. Jeffrey, Lucier, an individual


                              __________________________________________________
                                   Craig W. Fraser, an individual


                              __________________________________________________
                                   Alfred R. Lipton, an individual



                              THE RADL GROUP


                              __________________________________________________
                                   Brad J. Radl, an individual


                              __________________________________________________
                                   Philip A. Weintz, an individual

                              __________________________________________________
                                   Willie B. Roland, Jr., an individual


                              __________________________________________________
                                   Terry V. Radl, an individual


                              __________________________________________________
                                   Richard W. Vesel, an individual

                                  APPENDIX A

                  PEGASUS TECHNOLOGIES, LTD.-SELLING HOLDERS


               (A)                              (B)                          (C)

             Name                        Percentage Interests           Percentage Interest
                                         --------------------
       of Selling Holder                        Owned                       to be Sold
       -----------------                        -----                       ----------
LUCIER GROUP

    P. Jeffrey Lucier                                     34.2%                        34.2%
    Craig W. Fraser                                       17.1%                        17.1%
    Alfred R. Lipton                                       5.7%                         5.7%
    ----------------                                     -----                         ----
        Total Lucier Group                                57.0%                        57.0%
                                                         -----                         ----
RADL GROUP

    Brad J. Radl                                          16.9%                        1.81%
    Phillip A. Weintz                                      8.0%                         .86%
    Willie B. Roland, Jr.                                  1.4%                         .15%
    Terry V. Radl                                          1.4%                         .15%
    Richard W. Vesel (Economic
      Selling Holder)                                       .3%                         .03%
      ----------------------                             -----                         ----
         Total Radl Group                                 28.0%                         3.0%
                                                         -----                         ----
NON-SELLING SELLING HOLDER

    AIW/P Holdings, Inc.                                  15.0%                         0.0%
    --------------------                                 -----                         ----
         Total                                           100.0%                        60.0%
                                                         =====                         ====

                                  APPENDIX B


                  PEGASUS TECHNOLOGIES, LTD.-SELLING HOLDERS
                              CASH CONSIDERATION


               (A)                              (B)                          (C)

             Name
        of Selling Holder               Purchased Interest        Cash Consideration/
        -----------------               ------------------        -------------------
                                                                         Bonus
                                                                         -----
LUCIER GROUP

    P. Jeffrey Lucier                           34.2%                  $  540,000
    Craig W. Fraser                             17.1%                  $  270,000
    Alfred R. Lipton                             5.7%                  $   90,000
    ----------------------                      ----                   ----------
        Total Lucier Group                      57.0%                  $  900,000
                                                ====                   ==========
RADL GROUP

    Brad J. Radl                                1.81%                  $   88,284
    Philip A. Weintz                             .86%                  $   62,907
    Willie B. Roland, Jr.                        .15%                  $   44,110
    Terry V. Radl                                .15%                  $    3,760
    Richard W. Vesel (Economic
       Selling Holder)                           .03%                  $      939
       ----------------------                   ----                   ----------
         Total Radl Group                        3.0%                  $  200,000
                                                ====                   ==========

       Total                                    60.0%                  $1,100,000
                                                ====                   ==========